EXHIBIT  10.7

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the 14th day of December 2011 by and between HEAT BIOLOGICS INC (the “Company”) and the NORTH CAROLINA BIOTECHNOLOGY CENTER (the “Center”).

PREAMBLE

(A) The Center is organized for the purpose of coordinating and stimulating research in biotechnology among the public and private sectors in North Carolina and encouraging the development of the biotechnology industry in North Carolina. In its effort to stimulate biotechnology research and encourage the development of the biotechnology industry, the Center, among other things, provides loans to private entities for the purpose of engaging in research and/or certain business development projects.

(B)  The Center typically provides these loans to early stage biotechnology companies across the state to support company inception, research and growth. Funds from sources other than the center are required to finance any commercialization results from a funded project. Funds loaned by the center may not be used for payment of overhead expenses (including without limitation, utilities, insurance, taxes, and office supplies).

(C)  As a publicly funded entity, the Center is held accountable for the uses of funds loaned by the Center. Consequently, the company must provide sufficient information in reports to the Center to evaluate the progress of projects the Center is funding, including the achievement of specified milestones.

(D)  The Company has applied to the Center for a loan to fund the type of project described in Paragraph 1 below and the Center has determined that providing a loan to the Company furthers the Center’s purposes.

NOW THEREFORE, in consideration of the mutual promises and such other valuable consideration as set forth below, the parties agree to the following terms and conditions:

1.

 Scope of Project.

(a)

The Company shall develop, perform and complete the work described in a proposal entitled “Heat Biologics, Inc – ImPACT” as approved by the Center and being more fully set out in Exhibit A  attached to the Agreement (the “Project”). The period of performance of the project shall begin on December 14th, 2011 and end on December 14th, 2012. The Company will undertake the projects as described in Exhibit A except that if there is any conflict between the terms of Exhibit A and the terms of this Agreement, the terms of this Agreement shall control. The Company shall obtain prior written approval from the Center of any change in the personnel, management or scope of the project described in Exhibit A.

(b)

For the purposes of this Agreement, the Company constitutes a non-State entity (as defined in Section 143C-1-1 of the North Carolina General Statutes) that receives State funds as a loan from the Center, and is thereby defined as a “Subgrantee” pursuant to Section 143C-6-23 of the North Carolina General Statutes. The Company shall not take any action including the transfer of funds in such a manner that a Sub- Subgrantee would be created pursuant to the project. For the purposes of this Agreement, “Sub-Subgrantee” means a non- State entity (as defined in Section 143C-1-1 of the North Carolina General Statutes) that receives State funds as a “Grant” means financial assistance provided by the Company to carry put activities whereby the Company anticipates no programmatic involvement with the Sub-Subgrantee during the performance of the Grant. A Grant does not include compensation as consideration for goods or services.

2.

Commitment and Loan.

(a)

The aggregate principal amount of the Center’s commitment to lend money to the Company is $250,000.00 (the “Loan”). The Center may use a combination of its funds and funds appropriated by the State of North Carolina to make this Loan. The center shall, upon the terms, subject to the conditions, and in reliance on the  accordance with paragraph 4 below and the “Budget” as attached hereto in Exhibit B. the Company promises the repay all amounts loaned hereunder (the “Principal”) plus interest on the unpaid Principal balance  at the compounded annual rate of 4.25%, to be repaid in annual installments (each, a “Principal Installment”)  in the amount of five percent (5%) of the outstanding principals as of the date of the principal Installment, with Principal Installments commencing on the anniversary of this Agreement and continuing annually on the same day of each calendar period thereafter with one final payment of all remaining Principal, accrued interest, and any other amounts due hereunder on December 14th, 2014, as set forth the promissory note (the “Note”) dated as of the date of this Agreement made by the Company in favor of the Center. The Center shall deduct all expenses described in paragraph 2(b) below from the Final Loan Portion, as defined in Paragraph 4 below, but in the event such expenses exceed such amount, the Company shall continue to be obligated to pay such expense. If applicable, the Company shall also provide the Center with stock or unit warrant(s), as applicable, (the “Warrant”), which Warrant(s) shall be issued to the Center in connection with the execution of this Agreement.

(b)

The Company shall (i) pay all reasonable fees, expenses and costs (including attorneys’ fees) incurred by the Center in connection with the preparation, execution, delivery, administration of, and operations under, all documents pertaining to the Loan and in connection with any amendment, modification, review or wavier there of (whether or not executed) and the enforcement of any rights thereunder, including without limitations under the Note, or the defense of any claim arising out or in any way related to or connected with the documents, including without limitation the Note, and (ii) indemnify the Center against all taxes (excluding income taxes) and recording and filing fees pertaining to the Loan, including without limitation the Note and the filing, continuation, amendment and termination of liens on the Collateral (as defined in Paragraph 6 below).

3.

Representation and Warranties.  The Company hereby represents and warrants that:

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified and is in good standing as a foreign business entity in those jurisdictions where the conduct of its business or ownership of its property requires qualification and has the power to carry out the business in which it is engaged. The execution and delivery of this Agreement and any related documents (including but not limited to the Note and the Warrant, if applicable) have been duly authorized by all necessary action of the board of directors and shareholders, managers and members, or partners, as applicable, of the Company under applicable law, and are not and will not be in contravention of any provision of law, nor in contravention of the articles of incorporation, articles of organization, any certificate of authority, bylaw or other applicable organizational document of the Company, nor result in the branch of any agreement, indenture, or undertaking to which the Company is a party or by which it is bound.

(b) The Company has provided the Center prior to the execution of this Agreement all the Company’s material contracts to which the Company is a party, pursuant to which the Company has any continuing obligation, or which otherwise remain in full force and effect, and which fall into any of the following categories (each such contract, a “Material Contract”): (i) contracts with an aggregate consideration payable by or to the Company equal to at least $100,000 or (ii) contracts otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company. Exhibit C sets forth a list, as of the date of this Agreement, of all the Company’s Material Contracts.

(c) The Company has no Debt (defined below) existing on the effective date of this Agreement other than that listed on  Exhibit D. for purpose of this Agreement, “Debt” means with respect to the Company (i) all indebtedness of the Company for borrowed money; (ii) all obligations of the Company issued, undertaken or assumed as the deferred purchase price of property of services (other than trade payables entered into in the ordinary course of business on ordinary terms, accrued expenses (including deferred compensation) and similar ordinary course items); (iii) all obligations (contingent or otherwise) of the Company under letters of credit and all outstanding non-contingent reimbursement or payment obligations of the Company; (iv) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, or incurred as financing, in other case with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all obligations of the Company to purchase, redeem, retire, defease or otherwise make any payments in respect of any Equity interests (defined below) in the Company or any other person or entity or any other warrants, rights or options of acquire such

Equity Interests, value, in the case of redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contact rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Debt; and (viii) all guarantee obligations contingent or otherwise, of any person or entity guaranteeing or having the effect of guaranteeing any indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.  For purposes of this Agreement, “Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a partnership, its partnership interests (whether general or limited), (iii) in the case of a limited liability company, its membership interests, (iv) in the case of an association or other entity, any shares, interest, participations, rights or other equivalents (however designated) of its capital stock or other equity interests, and (v) any other interest or participation that confers on a person or entity the right to receive a share of the profits and losses of, or distributions or assets of, the issuing person or entity.

(d) The Company maintains a significant operating presence in the State of North Carolina, is duly qualified to conduct business and in good standing in the State of North Carolina, and has executed and filed all forms necessary to be so qualified with the North Carolina Secretary of State.

(e) There is  no action, suit, proceeding, or investigation at law or in equity pending before any court, public board or body, or to the Company’s knowledge, threatened against or affecting it, that could or might adversely affect the Project, or patent, trademark, or other intellectual property rights of the Company, or any of the transactions contemplated by this Agreement or the validity or enforceability of this Agreement, or the Company’s ability to discharge its obligations under this Agreement.

(f) The Company is not infringing or violating any patent, copyright, trademark, or other intellectual property.

(g) No consent or approval is necessary from any governmental authority as a condition to the execution and delivery of this Agreement by the Company or the performance of any of its obligations hereunder, or to the extent applicable, all such governmental consents or approvals have been obtained.  The Company shall provide the Center with evidence of the existence of any such consents or approvals at the time of the execution of this Agreement.

(h) The Company is solvent as determined under the United States Bankruptcy Code as amended.

4.

Procedure for Advances.

(a)

Subject to the terms of this Agreement, the Center shall advance the Loan in three (3) installments of fifty percent (50%), forty percent (40%) and ten percent

(10%), respectively.  The Center shall make the first advance of fifty percent (50%) of the Loan to the Company after execution and delivery by the Company of this Agreement and any other document or certificate required herein at closing.  The second advance of forty percent (40%) of the Loan will be advanced upon: (i) submission of a Mid-Term Report (described in Paragraph 10 below) as required under this Agreement (in a form satisfactory to the Center in its sole discretion) and any revised timeline  or disbursement schedule, if applicable, which schedule is included in the Budget as reflected in Exhibit B,  and (ii) approval by the Center, in its sole discretion, that the Company has achieved designated millstones pertaining to the Project as set forth in Exhibit A.  Upon completion of the Project and the Company providing the Final Report (described in Paragraph 10) in a form satisfactory to the Center in the Center’s sole discretion, the Center shall disburse the third advance of the remaining ten percent (10%) of the Loan (the “Final Loan Portion”), subject to deductions as described in Paragraphs 2(a) and 2(b).

(b)

In the event: (i) the Company fails to achieve the Project tasks or the designated milestones in a timely manner, (ii) the original intent of the Project is unattainable (iii) the Company is otherwise in default hereunder, or (iv) the Company submits a Mid-Term Report of Final Report that is unsatisfactory to the Center, in each case as determined by the Center in its sole discretion, the Company agrees that the Center has the right (x) to withheld release of any remaining or unused Loan amounts or advances, (y) to require the return of any amounts previously disbursed here under which remain unspent and in the possession and/or control of the Company, and/or (z) to deem the Company in default of this Agreement and subject to the remedies in Section 16(b) below.  Without limiting the foregoing, the Center shall not be obligated to disburse any remaining or unused Loan amounts or advances if the Company’s request for such disbursement occurs more than one (1) year from the date of this Agreement, regardless of the cause for such failure.

5.

Covenants.

(a) The Company agrees that all sums advanced under this Loan shall be utilized exclusively for the purposes of the Project.

(b) The Company agrees that at all times during the term of this Agreement and until the Principal and all interest on the Loan is repaid in full, it shall maintain a significant operational presence in the State of North Carolina (as shall be determined by the Center in its sole discretion), it being understood that a purpose for providing this Loan is to encourage biotechnology research and development in North Carolina.

(c) The Company shall use its best efforts to ensure that all intellectual property and proprietary rights including, but not limited to, trademarks, trade names, patents, processes, designs, formulas, trade secrets, know-how and other confidential information which is developed, purchased or licensed pursuant to the Project will be properly owned by or assigned to the Company (particularly in the case of patents) from individual inventors, developers, or owners and registered, filed, issued, or protected in the respective offices and jurisdictions in which such registration, filing, issuance, or protection is necessary to protect the rights therein of the Company for the conduct of its business and the marketing of its products at present and for the reasonably foreseeable future.

(d) The Company shall at all times preserve it legal existence.

(e) The Company shall provide the Center thirty (30) days written notice prior to the effective date of any of the following events, and upon the date of closing of such event the outstanding Principal and any accrued interest shall be immediately due and payable to the Center and this Agreement may be terminated by the Center; (i) the Company sells, leases transfers or otherwise disposes of all or substantially all of its assets now owned or hereafter acquired, (ii) the Company makes a public offering of the Company’s capital stock or equity interests or (iii) the Company takes any action which would result in a change in the direct or indirect control of fifty percent (50%) or more of the capital stock or equity interest ownership (including, without limitation, sale of equity, merger, reorganization or consolidation) of the Company from the form of direct or indirect ownership or control (as the case may be) which exists as of the date of this Agreement, or (iv) the Company receives additional equity investments and/or incurs Debt and/or receives milestone payments or license fees totaling $2,500,000, in the aggregate, over any 12 month period beginning on or after January 1, 2013.  For purposes of this Paragraph 5© the term “public offering” shall mean sale of the Company’s capital stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act or any successor thereto).  In furtherance of this covenant, the Company agrees to provide the Center with thirty (30) days written notice prior to the effective date of any change of direct or indirect ownership of any capital stock or equity interest in the Company.

(f) The Company shall provide the Center thirty (30) days written notice prior to the Company changing its name or any name in which it does business.

(g) The Company shall maintain, with financially sound and reputable insurance companies, insurance of the kinds, covering the risks and in the amounts usually carried by companies engaged I a business similar to that of the Company.  The Company shall also exhibit or deliver such policies of insurance to the Center upon request by the Center.  As its interest may appear, the Center shall have the right to settle and compromise any and all claims under any insurance policy required to be maintained by the Company hereunder, and the Company hereby appoints the Center as its attorney-in-fact with power to demand, receive, and receipt for all moneys payable thereunder, to execute in the name of the Company or the Center or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts which the Company, but for this appointment, might or could perform.

(h) For purposes of this Agreement, “Additional Debt” means all Debt other than: (i) the Loan, (ii) Debt existing on the effective date of this Agreement and listed on Exhibit D (and any extension renewal or refinancing thereof so long as the principal amount thereof shall not be increases), and (iii) purchase money financing solely for the purchase of equipment and secured solely by said equipment.  In the event the Company wishes to incur Additional Debt over $100,000 in the aggregate that is on par with or superior in priority to the Loan, the Company shall, within (30) days of closing such Additional Debt, repay a portion of the outstanding Loan balance equal to ten percent (10%) of the amount of such Additional Debt.

6.

Security.  The Loan may be secured through the execution of instruments appropriate to permit the Center to assert a first lien on goods (including, but not limited to, equipment) and general intangibles purchased with the Loan (collectively the “Collateral”).  The Company agrees to notify the Center in writing prior to the purchase of any such Collateral and, upon notice from the Center, shall simultaneously with such purchase, convey to the Center a purchase money security interest of first position to ensure compliance with its obligations herein, as well as to cooperate in the execution and perfection of all instruments necessary therefore.  The Company agrees not to take title to or receive delivery of any collateral until such security interest documents are executed and filings are filed in order to give the Center a perfected first lien or security interest to such Collateral.  The Company agrees to advance to the Center funds sufficient to cover filing costs as established by applicable law.  In the event the Company does not advance such funds, they shall be deducted from the Final Loan Portion in accordance with Paragraphs 2(a) and 2(b).  The Company agrees that it will not dispose of any Collateral without the prior written consent of the Center.

7.

Independent Status of the Company.    Neither this Agreement nor any provisions hereof shall be deemed to create a partnership or joint venture between the Center and the Company, and the relationship of the parties is strictly that of a borrower and lender.  The Company specifically agrees that it shall not represent itself as an agent or employee of the Center, not is this Agreement intended to be construed so as to make the Company as agent or employee of the Center.  The Company shall not have the ability to bind the Center to any agreement nor shall it represent to any person that it has such ability.  The Company shall be responsible for payment of all its expenses, including, but not limited to rent, office expenses and all forms of compensation to its employees.  Te Company shall provide worker’s compensation insurance to the extent required for its operations and shall accept full responsibility for payments of unemployment compensation, social security, income taxes, and any other charges, taxes or payroll deductions required by law in connection with its operations, for itself and its employees.

8.

Amendment.    Any and all additions, deletions or other changes in the Agreement shall be effected by written amendment signed by the parties to this Agreement.

9.

Budget Changes and Extensions of Time.

(a) All requests for a Budge change or extension of time for Project completion must be made in writing in advance of the anticipated change and be signed by the principal investigator and authorized Company official.  All such requests must be received by the Center at least thirty (30) days prior to the proposed effective date of such change or extension.

(b) Any Budget change that adds or deletes a category, or any change that exceeds the originally approved Budge allocation by ten percent (10%) or $500, whichever is greater, requires the prior written approval of the Center in its sole discretion.  Requests for Budge changes should be submitted on the Center’s “Request for Budge change” form, as may be used from time to time.  No more than two Budget change request will be considered during a twelve (12) month period.

(c) If an extension for time for six (6) months or more is requested, a project status report and financial status report must be provided to the Center and be approved by the Center in its sole discretion.  These reports should describe accomplishments and progress of the Project made to date, summarize expenditures by Budge category, and cite the reasons for requesting a change.

10.

Reports and Site Visits.

(a) Mid-Term Report.  The Company shall submit a mid-term report on the progress of the Project.  Reports are due six (6) months following execution of this Agreement or earlier if the Project is shorter term  Such reports should be from two to three pages in length and should include a separate financial repot which provides a breakdown of expenditures incurred during the reporting period according to the approved budget.

(b)  Final Report.  The Company agrees that within ninety (90) days after completion of the Project, a “Final Report” shall be submitted to the Center which describes the activities and accomplishments of the Project.  The Company shall also include in the Final Report a final financial status report which summarized the expenditure of the Center funds by category (i.e., salaries, materials, equipment, etc.), and report the source and amount of all other funds used to support the Project.

(c)  Annual Financial Statements.   The Company agrees that during the term of this Agreement and until the Principal and all interest on the Loan is repaid in full, it shall submit to the Center, annually, a copy of the Company’s financial statements, whether audited or unaudited, including the Company’s balance sheet, income statement, and net statement of cash flow, within sixty (60) days after the Company’s fiscal year end.

(d)  Other Reports.  The Center may request from the Company certain records or other information which will assist the Center with evaluation of the short and long-range impact of its programs.  The Company recognized that such request may occur after completion of the Project and agrees to provide such information to the Center.

(e)  Content of Reports.  In the event information is provided in the reports and other information described in this Paragraph 10 that constitutes trade secrets or confidential and proprietary information, such as chemical structures, processes or formulations, the Company shall cause such information to be marked “Confidential” as specified in Paragraph 15 below.  Without limiting any other requirement of this Agreement, the Company shall provide the Center with any information required for the Center’s reporting purposes (in a prompt and timely manner), including without limitation, the Company’s audited or unaudited financial statements and tax returns.

(f) Site Visits.  Site visits by the Center staff may be made as necessary.  The Company shall be given at least twenty-four hours advance notice of any site visit, which will be scheduled during regular business hours unless other, mutually acceptable, arrangements are agreed upon.

11.

Project Records.

(a)  The Company shall maintain full, accurate and verifiable financial records, supporting documents, and all other pertinent data for this Project in such a manner as to clearly identify and document the expenditure of the Loan provided under this Agreement separate from accounts for other awards, monetary contributions, or other revenue sources for the Project (the “Project Records”).

(b) The Company shall retain all Project Records for a period of five (5) years from the date of termination of this Agreement.  In the event the Project Records are audited, all Project Records shall be retained beyond the five-year period until any and all audit findings have been resolved.

(c) The Company agrees to make available to the Center all of its Project Records, and agrees to allow the Center to audit, examine and copy the Project Records.

12.

Audit Requirements and Reporting.  The Company shall use or expend the funds provided by this Agreement only for the purposes for which they were granted, and it subject to the requirements of N.C. Gen. Stat. §§ 143C-6.21, -6.22, and -6.23 or the corresponding provisions(s) of any future amendments or successor provisions.  The Company shall comply with all the rules and reporting requirements established by statute or administrative rules.  By way of example, the reporting thresholds and formats established for grantees receiving State funds as of February 2011 are attached as Exhibit E.  The Company acknowledged that the Company constitutes a “grantee” for purposed of the thresholds and requirements set forth in Exhibit E.  Such thresholds and requirements may change from time to time and the Company should review the applicable state statutes and regulations to determine the then applicable thresholds.  In conjunction with the reporting requirements imposed by the State as described in Exhibit E, the Company agrees that the Center has independent audit rights as set forth in Paragraphs 10 and 11 above.

13.

Patents.  The Company agrees that any patents, or patent rights, or nay patentable inventions developed as a result of this Agreement shall e promptly reported to the Center.

14.

Public Statements and Publications.

(a)  The Company may publish or arrange for the publication of scientific and technical information resulting from the Project, and is free to copyright any books, publications, films, or other copyrightable materials developed in the course of or resulting therefrom.

(b)  Regardless of whether material is copyrighted, any publication of scientific or technical information resulting from work carried out under or related to the Project must contain the following acknowledgment and disclaimer statement:

“This material is based upon work supported in whole or part by the North Carolina Biotechnology Center.”

All materials, except scientific articles or papers published in scientific journals must also contain the following statement:

“Any opinions, finding, conclusions, or recommendations express In this publication are those of the author(s) and do not necessarily reflect the views and policies of the North Carolina Biotechnology Center.”

(c)  In the event of: (i) any public statements by the Company concerting the Project (including related products or intellectual property developments), or (ii) any public meeting or presentation I which the Company is involved or in which it makes any statement regarding the Company’s previous or proposed financing, the Company shall state in conjunction with such meeting, presentation or statements that:

“Funding to the Company was provided by the North Carolina Biotechnology Center, an entity primarily funded by the State of North Carolina.”

15.

Disclosure of information.   In the event the Company provides trade secrets or confidential proprietary information to the Center, then the Center shall exert its best efforts to protect the confidentiality of the technical, scientific or financial information considered proprietary, so long as each page or section f any report, correspondence, or document containing such information is identified as follows:

“CONFIDENTIAL: date                        ”

The use of brackets (“[.]”) to set off such language is recommended.  Information which is not, in fact, proprietary should not be identified in this manner.

For a period of three (3) years from the effective date of this Agreement, the Center shall not intentionally disclose any information designated as CONFIDENTIAL to third parties except for (a) disclosures of information that was publicly available, (b) disclosures required to be made under the provisions of any North Carolina or United States law, statute or regulation (c) disclosures of information that was known by the Center prior to its disclosure by the Company or information that is received from a third party at any time, (d) disclosures made in connection with the Center’s funding review and approval process, (e) disclosures required to be made by rule or order of any court of competent jurisdiction, or (f) any other inadvertent, unintentional, unknowing, or immaterial disclosure.  The Company releases and shall hold the Center harmless with respect to disclosures made pursuant to the proceeding sentence.

16.

Events of Default and Remedies.

(a) Each of the following shall constitute an “Event of Default” by the Company under this Agreement, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary, or be affected by operation of law or otherwise: (i) any payment of Principal, interest or fee on the Loa, or any other amount due hereunder is not made when due; (ii) any provision, covenant or agreement of the Company is this Agreement, the Note or any related document is breached in any respect (including, but not limited to, the Company’s covenant to maintain a significant operational presence in the State of North Carolina); (iii) any warranty, representation or statement made or furnished to the Center of the Company is this Agreement, the Note, or in any related document is untrue or misleading in any material respect; (iv) any material default occurs under any agreement with a financial institution or lender in which the Company is a party and such default is not corrected within the period, if any, provided in such agreement; (v) any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against the Company under any federal or state law, or the Company makes any assignment for the benefit of creditors; (vi) the sale, assignment, pledge, hypothecation, mortgage or transfer of all or a substantial portion of the assets of the Company; or (viii) any substantial part of the inventory, equipment or other property of the Company, real or personal tangible or intangible, is damaged or destroyed and the damage or destruction is not covered by collectible insurance.

(b) Upon the occurrence of any Event of Default, and in every such event, the Center, upon notice to the Company, may declare the Principal, all accrued interest, and fees on the Loan (as reflected in the Note) and other amounts payable under this Agreement to be, and the Loan and Note and all such other amounts shall thereupon become, due and payable to the Center, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Note to the contrary notwithstanding.  In addition to the foregoing, the Center shall be entitled to recover reasonable attorneys’ fees, costs and legal expenses expended to enforce the Center’s rights under this Agreement, and the Center shall have all the rights and remedies of a secured party under North Carolina law.  No remedy herein conferred upon or reserved to the Center in intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this agreement or now hereafter existing in law or equity.  No failure or delay by the Center in exercising any right shall operate as a waiver of it, not shall any single or partial exercise of any power or right preclude its other or further exercise of any power or right.

17.

Liabilities and Loss.  The Center assumes no liability with respect to accidents, bodily injury, illness, breach of contract or any other damages or loss, or with respect to any claims or losses arising out of any activities undertaken by the Company under this Agreement or the Project, whether with respect to persons or property of the Company, or third parties.  Further, the Company agrees to indemnify, defend and save harmless the Center and its officers, agents and employees against any and all liabilities, obligations, losses , expenses (including reasonable attorneys’ fees), costs or claims arising from or related to the Company’s performance or failure to perform under this Agreement or the Project, including, but not limited to, violation of any proprietary right or right of privacy arising out of the publication, translation, reproduction, delivery, performance, use or disposition of any information published resulting from the work of the Project or based on any libelous or other improper matter contained in such information.

18.

Availability of Funds.   It is understood that the Center’s obligation to make available any portion of the Loan (and any ability to make advances of the Loan) under this agreement is contingent upon the availability and continuation of funds provided to the Center for such purpose.  The Center depends upon sources for funding which are beyond its control.  Notwithstanding any other provision of this Agreement, in the event that total funding support of the Center falls below the level available to the Center at the time the Center’s commitment to make the Loan was made, the Center may terminate its commitment to make the Loan (and any further advanced hereof) and this Agreement upon thirty (30) days written notice to the Company.

19.

Headings.  The Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

20.

Notice.  All notices and other communications required or permitted hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile (with a copy sent the same day by certified mail, postage prepaid), or (iii) sent Federal Express or other nationally recognized overnight delivery service, address as follows:

If to the Center, to:

Contracts and Grants

North Carolina Biotechnology Center

15 T. W. Alexander Drive

P.O. Box 13547

Research Triangle Park, NC 27709-3547

Facsimile:  (919) 549-8812

If to the Company, to:

Heat Biologics, Inc.

15 T.W. Alexander Drive

Suite 119

Research Triangle Park, NC 27709

Facsimile:  (919) __________________

or addressed to such other address or to the attention of such other individual as the Center or the Company shall have specified in a notice delivered pursuant to this Paragraph 20. Notice shall be deemed effective on the date dispatched if by personal delivery, on the date transmitted by facsimile (if confirmed by mail pursuant to this Paragraph 20) or two (2) days after mailing if the Federal Express or other nationally recognized overnight delivery service.

21.

Execution.  The Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original, and such counterparts, together, shall constitute one and the same Agreement which shall be sufficiently evidence by one or such original counterparts.

22.

Construction.  This Agreement shall be construed and governed by the laws of the State of North Carolina, excepting only its conflict of law principles.

23.

Benefit and Assignment.  The rights, duties and obligations of the parties under this Agreement shall inure to the benefit of the parties and shall be binding upon their successors and permitted assigns. Neither this Agreement nor the respective rights, duties, obligations, and responsibilities of the Company may be transferred or assigned, in whole or in part, by the Company to any other person, firm or organization (including sub-agents) without the prior written consent of the Center.  In the event of an assignment, the Company is not relieved of any of the duties and responsibilities of this Agreement, and the assignee must agree to abide by the standards contained in Title 09, Subchapter 3M of the North Carolina Administrative Code.

24.

Survival.  All representations and warranties made by the Company herein shall survive delivery of the Note and the making of the Loan hereunder.

25.

Termination.

(a) Notwithstanding any other provision of this Agreement, the parties my terminate this Agreement by mutual consent with sixty (60) days written notice to the other party.  The foregoing termination right is in addition to the Center’s other termination rights set forth in this Agreement.

(b) All obligations of the Center to advance funds under this Agreement shall cease as of the date of any termination, and the Company agrees that, as a result of any such termination, the Center shall not be liable to the Company for any compensating, losses, damages, or reimbursement of any kind.  The obligations of the Company to repay the Principal, and all accrued interest and any other fees, with respect to the Loan and any other obligations of the Company that by their terms survive termination of this Agreement

(including without limitation, those obligations set forth in Paragraphs 5 and 10-17) shall survive any termination of this Agreement.

26.

Severability of Provisions.  Any provision of the Agreement which is prohibited or unenforceable in any manner, in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions here of or affecting the validity or enforceability of such provision I any other jurisdiction.

27.

Entire Agreement.  The Exhibits to this Agreement are hereby incorporated into this Agreement by reference.  This Agreement, the Note, the Warrant, if applicable, and any related documents (including a security agreement and financing statements as applicable) supersede all prior discussions and/or agreements between the Center and the Company, and expresses their entire understanding with respect to the subject matter hereof, and shall not be amended, modified or altered, nor any of their provisions waived, except as set forth in Paragraph 8 above.

[The remainder of this page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeff Wolf
Printed Name:	Jeff Wolf
Title:	CEO
Company Tax I.D. No:	262844103

NORTH CAROLINA BIOTECHNOLOGY CENTER

By:	/s/ Kenneth R. Tindall
Kenneth R. Tindall, PhD Senior Vice President for Science and Business Development

(The notary block for the Company’s signature appears on the next page.)

STATE OF NORTH CAROLINA

COUNTY OF  Wake

I, Lisa Gillon, a Notary Public of Wake County, State of North Carolina do hereby certify that Jeffery Wolf, (the “Signatory”), CEO [Insert title of Signatory] of Heat Biologics, a ________ corporation, personally appeared before me this day and by authority duly given, acknowledged the due execution of the foregoing instrument on behalf of the corporation.

I certify that the Signatory personally appeared before me this day, and

(Check on of the following and mark through all blank lines or space in this certificate)

☑  I have personal knowledge of the identity of the Signatory; or

☐  I have seen satisfactory evidence of the Signatory’s identity, by a current state or federal identification with the Signatory’s photograph in the form of:

(check one of the following)

☐  A driver’s license; or

☐  In the form of ___________________________; or

☐  A credible witness has sworn to the identity of the Signatory.

The Signatory acknowledged to me that he/she voluntarily signed the foregoing instrument for the purpose stated therein and in the capacity indicated.

Witness my hand and official stamp or seal this 20th day of December, 2011.

/s/ Lisa Gillon
Notary Public

	Print Name:	Lisa Gillon
[NOTARY SEAL	[Note: Notary Public must sign exactly as on
STAMP]	notary seal]

	My Commission Expires:	9/28/13

	E [NOTARY SEAL]	(MUST BE FULLY LEGIBLE)

EXHIBIT A

PROJECT DESCRIPTION

Cover Sheet: STRATEGIC GROWTH LOAN

FULL TEXT AVAILABLE UPON REQUEST

2012-SGL·2701

Title:

Heat Biologics. Inc.

Request Amount:

$250.000.00

Project Director:

Mr. Jeffrey Wolf. CEO

Organization:  Heat Biologics, Inc.

15 T.W. Alexander Drive

Suite 119

Research Triangle Park, NC 27709

County:

Durham

Phone:

919-314-8323

Email:

jwolf@heatbio.com

PUBLIC INFORMATION SUMMARY

Heat Biologics is developing it proprietary “ImPACT” (Immune Pan-Antigen Cytotoxic Therapy) off-the-shelf therapeutic vaccines for oncology and antiviral applications.  ImPACT uses engineered cancer cell lines to produce an immune-stimulatory protein called gp96-Ig along with chaperoned cellular antigens to stimulate the immune system to issue a pan-antigen cytotoxic attack against cancer or virus-infected cells.  The company’s lead program is entering Phase 2 clinical trials against non-small lung cancer in October.  Heat also has bladder cancer and ovarian concern programs planned to begin clinical trials in early 2012 and grant-funded HIV program in advanced primate studies.

Loan #2012-SGI-2701

EXHIBIT B

BUDGET

North Carolina	Business and Technology Development
Biotechnology Center	Detailed Budget

Project Title:		NCBC Award Program (check only one):
Technology Enhancement Grant (TEG)
Immune Pan-Antigen Cytotoxic (ImPACT) for Bladder Cancer		Company Inception Loan (CIL)
Company:	Project Length (In months):	SBIR Bridge Loan (RBL)
Small Business Research Loan (SRL)
Heat Biologics	12	Strategic Growth Loan (SGL)	X

Date Submitted:   _____________________

PERSONNEL  The maximum annual salary may be capped in accordance with Federal Government guidelines

Name	Title/Role	Annual Salary	Annual Benefits	% earn on project	Amount requested from NCBC	Amount provided by company	Total amount required for project
Vadim Deyev, PhD	Director of Applied Research	$75,000	$22,500	10%		$58,500	$9,750

Taylor Schreiber, PhD	Director of Research	$75,000	$22,500	10%		$14,625	$9,750

Jennifer Harris, PhD	Director of Clinical Development	$150,000	$40,000	80%	$125,000	$27,000	$152.00

TOTAL PERSONNEL SALARIES & BENEFITS					$125,000	$100,125	$171,500

EQUIPMENT PURCHASES				EQUIPMENT LEASES
Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project	Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project

TOTAL EQUIP PURCHASE COSTS				TOTAL EQUIP LEASE COSTS

MATERIALS AND SUPPLIES				CONSULTANT COSTS
Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project	Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project
cGMP Drug Manufacturing	$50,000	$125,000	$175,000	UM Subcontract		$50,000	$50,000

				NC-Based Manuf/Reg Consulting	$75,000	$25,000	$100,000

TOTAL COSTS FOR MATERIALS	$50,000	$125,000	$175,000	TOTAL CONSULTANT COSTS	$75,000	$75,000	$150,000

CONTRACTUAL COSTS				TRAVEL
Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project	Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project
AppTec Testing		$30,000	$30,000
Animal Testing
Gene Synthesis		$16,400	$16,400

TOTAL CONTRACTUAL COSTS		$46,400	$46,400	TOTAL TRAVEL COSTS

OTHER
Item	Amount Requested from NCBC	Amount provided by company	Total amount required for project
Publication costs		$500	$500
FDA submission fees		$25,000	$25,000
				Click on the SUMMARY tab below to see the totals

TOTAL OTHER COSTS		$25,500	$25,500

North Carolina	Business and Technology Development
Biotechnology Center	Budget Summary

Project Title:

Immune Pan-Antigen Cytotoxic (ImPACT) for Bladder Cancer
Company:	Project Length:

Heat Biologics	12

NCBC Award Program (check only one):
Technology Enhancement Grant (TEG)
Company Inception Loan (CIL)
SBIR Bridge Loan (RBL)
Small Business Research Loan (SRL)
Strategic Growth Loan (SGL)	X

	Amount requested from NCBC	Amount provided by company	Total amount required for project
Personnel	$125,000	$100,125	$171,500
Equipment Purchases
Equipment Leases
Materials & Supplies	$50,000	$125,000	$175,000
Consultant Costs	$75,000	$75,000	$150,000
Contractual Costs		$46,400	$46,400
Travel
Other		$25,500	$25,500
TOTALS	$250,000	$372,025	$568,400

Projected Cash Disbursements from the North Carolina Biotechnology Center

Funds will be distributed after project approval and execution of the financial agreement:

For TEGs, CILs, RBLs, SRLs:

50% upfront:

40% upon midterm report submission and invoiced expenses:

10% withheld until submission of final report and invoiced expenses

For SGLs:

In accordance with the way funds from the other investor is disbursed

Loan #2012-SGI-2701

EXHIBIT C

MATERIAL CONTRACTS

As part of its loan application, the applicant (Company) is required to provide to the Center all the Company’s material contracts to which the Company is a party, pursuant to which the Company has any continuing obligation, or which otherwise remain in full force and effect, and which fall into any of the following categories (each such contract, a “Material Contract”): (i) contracts with an aggregate consideration payable by or to the Company equal to at least $100,000, or (ii) contracts otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company.  Should any additional Material Contracts be finalized during the loan review process, the Company is required to submit such additional Material Contracts to the Center as soon as possible following finalization, but, in all cases, prior to execution of the loan agreement.

 ☐ The Company has no Material Contracts

X The Company has the following Material Contracts

Please include the title and date of the Material Contract and the name of the counterparty;

1. Ground Zero CRO Agreement 5/24/10

2. Lonza Manufacturing Agreement 10/20/11

3. Mary Crowley Cancer Center 8/29/11

Loan #2012-SGI-2701

EXHIBIT D

EXISTING DEBT

As part of its loan application, the applicant (Company) is required to provide to the Center a list of existing debt.  “Debt” means with respect to the Company (i) all indebtedness of the Company for borrowed money; (ii) all obligations of the Company issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms, accrued expenses (including deferred compensation) and similar ordinary course items); (iii) all obligations (contingent or otherwise) of the Company under letters of credit and all outstanding non-contingent reimbursement or payment obligations of the Company; (iv) all obligations of the Company evidenced by notes bonds, debentures or other similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired b the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all obligations of the Company to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (defined below) in the Company or any other person or entity or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) and lien upon or in property (including accounts and contract rights) owned by the Company, even though the Company has not assured or become liable for the payment of such Debt; and (viii) all guarantee obligations, contingent or otherwise, of any person or entity guaranteeing or having the effect of guaranteeing any indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.  “Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a partnership, its partnership interests, (whether general or limited), (iii) in the case of a limited liability company, it membership interest, (iv) in the case of an association or other entity, any shares, interest, participations, rights or other equivalents (however designated) of its capital stock or other equity interest, and (v) any other interest or participate that confers on a person or entity the right to receive a share of the profits and losses of, or distributions or assets of, the issuing person or entity.

Should any additional Debt be finalized during the loan review process, the Company is required to inform the Center in writing as soon as possible following finalization, but in all cases, prior to execution of the loan agreement.

☐  The Company has no existing Debt.

X  The Company has the following existing Debt:

1.  Series A Convertible Note $100,000

Loan #2012-SGI-2701

EXHIBIT E

REPORTING THRESHOLDS AND FORMATS

AS OF FEBRUARY 2011

Pursuant to 09 NCAC Subchapter 3M, 0205, there are three reporting thresholds established for grantees and subgrantees receiving State funds.  Subject to any change that may be made to such thresholds by the Office of State Budget and Management or other state governmental authority, as of February 2011, the reporting thresholds are:

(1)  Less than $25,000 – A grantee that receives, uses, or expends State funds in an amount less than twenty-five thousand dollars ($25,000) within its fiscal year must comply with the reporting requirements established by 09 NCAC Subchapter 3M (the “Uniform Administration of State Grants Subchapter”) including: (a) a certification completed by the grantee Board and management stating that the State funds were received, used, or expended for the purposes for which they were granted; and (b) an accounting of the State funds received, used or expended.  All reporting requirements shall be filed with the funding agency within six months after the end of the grantee’s fiscal year in which the State funds were received.

(2)  $25,000 up to $500,000 – A grantee that receives, uses, or expands State funds in an amount of at least twenty-five thousand ($25,000) and up to five hundred thousand dollars ($500,000) within its fiscal year must comply with the reporting requirements established by this Subchapter including: (a) a certification completed by the grantee Board and management stating that the State funds were received, used, or expended for the purposes for which they were granted; (b) an accounting of the State funds received, used, or expended; and (c) a description of activities and accomplishments undertaken by the grantee with the State funds.  All reporting requirements shall be filed with the funding agency within six months after the end of the grantee’s fiscal year in which the State funds were received.

(3)  Greater than $500,000 – A grantee that receives, uses, or expands State funds in an amount greater than five hundred thousand dollars ($500,000) within its fiscal year must comply with the Uniform Administration of State Grants Subchapter including: (a) a certification completed by the grantee Board and management stating that the State funds were received, used, or expended for the purposes for which they were granted; (b) an audit prepared and completed n a licensed Certified Public Accountant for the grantee consistent with the reporting requirement of the Uniform Administration of State Grants Subchapter; and (c) a description of activities and accomplishments undertaken by the grantee with the State funds.  All reporting requirements shall be filed with the funding agency and the Office of the State Auditor within nine months after the end of the grantee’s fiscal year in which the State funds were received.

Loan #2012-SGI-2701

Unless prohibited by law, the costs of the audits made in accordance with the provision of this rule are allowable charges to State and Federal awards.  The charges may be considered a direct cost or an allocated indirect cost, as determined in accordance with the cost principles outlines in the Office of Management and Budget (OMB) Circular A87.  The cost of any audit not conducted in accordance with the Uniform Administration of State Grants Subchapter is unallowable and shall not be charged to State or Federal Grants.

The audit requirements in the Uniform Administration of State Grants Subchapter  do not replace a request for submission of audit reports by grantor agencies in connection with requests for direct appropriation of state aid by the General Assembly.  Notwithstanding the provision of the Uniform Administration of State Grants Subchapter, a grantee may satisfy the reporting requirements of Part (a)(3)(B) of the Uniform Administration of State Grants Subchapter by submitting a copy of the report required under the federal law with respect to the same funds.  All grantees and sub-grantees shall use the forms of the Office of the State Budget and Management and of the Office of the State Auditor in making reports to the awarding agencies and the Office of the State Auditor.